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                       CONSENT OF INDEPENDENT ACCOUNTANTS



      We hereby consent to the incorporation by reference in the prospectuses of Variable Annuity Account Two, Variable Separate Account (Portions Relating to the Polaris Choice, Polaris Choice II and WM Diversified Strategies III Variable Annuities) and Variable Annuity Account Five (Portion Relating to the Seasons Triple Elite Variable Annuity) constituting part of this Registration Statement on Form S-3 of our report dated January 31, 2002 appearing on page F-2 of AIG SunAmerica Life Assurance Company's (formerly, Anchor National Life Insurance Company) Annual Report on Form 10-K/A for the year ended December 31, 2001. We consent to the incorporation by reference in the prospectus of Variable Annuity Two of our report dated November 15, 2002 relating to the financial statements of Variable Annuity Account Two. We consent to the incorporation by reference in the prospectus of Variable Separate Account (Portion Relating to the Polaris Choice Variable Annuity) of our report dated March 8, 2002 relating to the financial statements of Variable Separate Account (Portion Relating to the Polaris Choice Variable Annuity). We consent to the incorporation by reference in the prospectus of Variable Separate Account (Portion Relating to the WM Diversified Strategies III Variable Annuity) of our report dated March 18, 2002 relating to the financial statements of Variable Separate Account (Portion Relating to the WM Diversified Strategies III Variable Annuity). We consent to the incorporation by reference in the prospectus of Variable Annuity Account Five (Portion Relating to the Seasons Triple Elite Variable Annuity) of our report dated June 14, 2002 relating to the financial statements of Variable Annuity Account Five. We also consent to the reference to us under the heading "Independent Accountants" in the above-mentioned prospectuses.



      PricewaterhouseCoopers LLP
      Los Angeles, California
      February 28, 2003